Exhibit 10.1

SHARE EXCHANGE AGREEMENT

Mar 31, 2023

Namliong SkyCosmos, Inc. (Purchaser) and Continental Development Corporation (Seller)

Sell and Transfer Common Stock 1,000,000 shares of Orient Express & Co., Ltd

This SHARE EXCHANGE AGREEMENT ("Agreement") is dated March 3 l, 2023 and is made by and amongst ("Execution Date"):

(l)	NAMLIONG SKYCOSMOS, INC (Company No. 000-55909), a company incorporated in the United States and having its registered office at No. 357, Ren 'ai Street, Yongkang District, Tainan City, Taiwan Hereinafter referred to as "NLSC" and "Purchaser", which expression shall, unless repugnant to the context or meaning thereof, be deemed to include their respective successors and permitted assigns);

(2)	Continental Development Corporation (Company No. NBDl l 197), a company incorporated in Samoa and having its registered office at Vistra Corporate Services Centre, Ground Floor NPF Building, Beach Road, Apia, Samoa Hereinafter referred as "CDC" and "Seller", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their respective legal heirs, administrators, executors, and permitted assigns);

WHEREAS:

(A)	As of March 31, 2023, the Seller owns common stock 1,000,000 shares, which are "OEC Shares", constituting I00 % of the issued and outstanding shares of common stock of Orient Express & Co., Ltd., a Samoan corporation ("OEC"). OEC is authorized to issue up to 1,000,000 shares of common stock, par value $ 1.0, all of which is issued and outstanding and owned by the Seller.

(B)	The Seller has agreed to sell, and the Purchaser has agreed to purchase from the Seller, the OEC Shares on the terms and subject to the conditions of this Agreement.

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2	SALE AND PURCHASE OF THE OEC SHARES

2.1.	On the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer and deliver, and the Purchaser shall purchase and accept, all of the OEC Shares, free from all Encumbrances, with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the OEC Shares with effect from the Completion Date.

2.2.	As full consideration for the sale, assignment, transfer and delivery of the OEC Shares, the Purchaser shall at Completion: (i) issue to the Seller 2 million shares of the Purchaser's restricted common stock, valued at a price of $0.50 US dollars per share (the "NLSC Shares"); and (ii) pay all transfer fees associated with the sale, assignment, transfer and delivery of the OEC Shares in accordance with the terms and conditions of this Agreement.

3.	CONDITIONS TO COMPLETION

3.1.	The obligation of the Seller to sell, assign, transfer and deliver the OEC Shares and proceed with the Completion shall be conditional on the satisfaction of following conditions, in accordance with this Agreement:

(i)	The Purchaser having delivered to the Seller prior to the Completion Date the resolutions duly passed by its board of directors or equivalent authority approving the execution, delivery and performance by the Purchaser of its obligations under this Agreement and all related ancillary documents.

(ii)	The Seller having delivered to the Purchasers prior to the Completion Date the resolutions duly passed by its board of directors or equivalent authority approving the execution, delivery and performance by the Seller of its obligations under this Agreement and all related ancillary documents.

3.2.	The Purchaser shall make all reasonable efforts to achieve satisfaction of each condition set out in Clause 3.1 as soon as possible on the Execution Date.

3.3.	The Seller shall make all reasonable efforts to achieve satisfaction of each condition set out in Clause

3.1 as soon as possible on the Execution Date.

4.	COMPLETION

4.1.	The closing of the transactions contemplated by this Agreement (the "Completion") shall take place at 9:00 a.m., Taipei time, the principal administrative offices of the Purchaser, or at a location mutually agreement upon by the Purchaser and the Seller, on or before April 30, 2023 (the "Completion Date"); provided, however, that if all of the other conditions set forth in article III hereof are not satisfied or waived, unless this agreement has been terminated under this Section, or at such date, the Completion Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as the Purchaser and Seller shall agree.

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4.2.	On or prior to the Completion Date, the Seller shall:

(iii)	Surrender the certificate or certificates that immediately prior to the Completion represented the OEC Shares (the "Certificates") to the exchange agent designated by the Seller in exchange for the NLSC Shares. Upon surrender of a Certificate to such exchange agent together with the letter of transmittal, duly executed, the Purchaser shall be entitled to receive in exchange therefore the NLSC Shares.

(iv)	Ensure that each filing or notice required to be made or given (pursuant to any applicable law, order or contract, or otherwise) by Seller in connection with the execution and delivery of this Agreement, or in connection with the consummation or performance of the exchange of OEC Shares for the NLSC Shares, is made or given as soon as possible after the date of this Agreement.

(v)	Cause a Board meeting to be held at which the following business shall be transacted:

(a)	the resignation of the directors, without any claim in respect of breach of contract, compensation for loss of office or termination of employment or redundancy or unfair dismissal

(b)	the appointment of directors nominated by the Purchaser on the Board shall be approved; and

4.3	This Agreement may be terminated on or prior to the Completion Date as follows:

(i)	By the mutual written consent of the Purchaser and the Seller.

5.	ANNOUNCEMENTS AND CONFIDENTIALITY

5.1.	Subject to the provisions of this Clause 5 and save and except for the Public Announcement or any communication pursuant to Applicable Law, no announcement, circular or communication (each an "Announcement") concerning the existence or content of this Agreement shall be made by any Party and/or its Affiliates without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed).

5.2.	Clause 5 does not apply in respect of any Announcement if, and to the extent that, it is required to be made by Applicable Law, the rules of any stock exchange or any other Governmental Authority of competent jurisdiction to which the Party making the Announcement is subject, whether or not any of the same has the force of Applicable Law; provided that, any Announcement shall, so far as is practicable, be made after consultation with the other Parties and after taking into account such Party's reasonable requirements regarding the content, timing and manner of dispatch of the Announcement in question. The Seller and the Purchaser shall disclose and communicate, to the extent required, any Transaction Document, including this Agreement, to the Company, for making requisite disclosures to the stock exchanges.

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5.3.	A Party may disclose information which would otherwise be confidential, if and to the extent:

(i)	required by the law of any relevant jurisdiction;

(ii)	required by any Governmental Authority to which the Party making the disclosure is subject, whether or not such requirement has the force of law;

(iii)	required to vest the full benefit of this Agreement in either Party;

(iv)	disclosure is made to any Affiliate of the Seller or member of the Purchaser's Group or to the professional advisers, auditors and bankers of either Party provided such Persons have been informed about and have accepted the confidentiality requirement of this Clause 5 in writing;

(v)	the information has come into the public domain through no fault of the Party disclosing such information; or

(vi)	the other Parties have given prior written approval to the disclosure; provided, further that any disclosure shall, so far as is practicable, be made only after consultation with the other Parties.

6.	GOVERNING LAW, DISPUTES AND SUBMISSION TO JURISDICTION

6.1.	This Agreement shall be governed by and construed in accordance with the laws of United States.

6.2.	Subject to Clauses 6,

(i)	All Parties agree to use all reasonable efforts to resolve any dispute, controversy, claim or disagreement of any kind whatsoever between or among the Parties in connection with or arising out of this Agreement, including any question regarding its existence, validity or termination ("Dispute"), expediently and amicably to achieve timely and full performance of the terms of this Agreement.

7.	MISCELLANEOUS

7.1.	Entire Agreement

The Purchaser and the Seller acknowledge and agree that this Agreement.

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7.2.	Further Assurances

(i)	Each of the Seller and the Purchaser shall, at all times, act in good faith in the discharge of their obligations under this Agreement and not do anything which would constitute a contravention of its terms.

(ii)	The Purchaser shall use its reasonable endeavours to take, or cause to be taken, all appropriate action, do, or cause to be done, all things reasonably necessary, proper or advisable under

Applicable Laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be reasonably required to cause the Financing to be funded on or prior to Completion on the terms and subject only to the conditions contained in the Financing Commitments.

7.3.	No Partnership

Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership or association of persons between the Parties, and no Party shall hold himself out as an agent for the other Parties, except with the express prior written consent of the other Parties.

7.4.	Time

Any date or period as set out in any Clause of this Agreement may be extended with the written consent of the Parties, failing which, time shall be of the essence.

7.5.	Counterpart

This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in "portable document format" (".pdf') shall be as effective as signing and delivering the counterpart in person.

7.7.	Variation

No variation of this Agreement shall be binding on any Party unless such variation is in writing and signed by each Party.

7.8.	Waiver

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

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